SAMSON OIL & GAS ANNOUNCES EQUITY PLACEMENT AND PLANNED 1 for 3 NON-RENOUNCEABLE RIGHTS OFFERING

Denver 1700 hours March 21st, Perth 0700 hours March 22nd, 2013

Samson Oil & Gas Limited ("Samson" or the "Company") (ASX: SSN; NYSE MKT: SSN) announced today it has placed American Depositary Shares (ADSs) (representing 109,752,575 ordinary shares) with institutional investors based in the United States, raising gross proceeds of A$2,743,814 (US$2,850,000). The SEC registered placement was completed at A$0.025 per ordinary share (approximately US$0.51 per ADS), and includes transferable options, or warrants, to subscribe for an additional 4 shares for each 10 shares subscribed for, at an exercise price of A$0.038 (approximately US$0.78 per ADS). The warrants will expire on 31 March 2017.

Conversion from Australian dollars to US dollars is based on an exchange rate on March 19th of A$1.00 per US$1.0387 from the Reserve Bank of Australia.

The placement was made pursuant to Section 708 of the Australian Corporations Act and in accordance with Listing Rule 7.1 of the ASX Listing Rules. C&Co/PrinceRidge acted as financial advisor and placement agent for the placement of Samson's ADS in the United States.

Samson also announced that it will be making a pro rata rights offering (“Rights Offering”) to holders of its ordinary shares and ADSs as of the close of business on 4 April 2013 (the "Record Date"). Under the Rights Offering, shareholders will have the right to purchase one ordinary share at A$0.025, or approximately US$0.51 per ADS, variable with the exchange rate, for every three ordinary shares owned, directly or through ADSs owned on the Record Date. The Rights Offering will include 4 transferable options, or warrants (issued at no cost), per 10 shares applied for, which will be subject to the same terms and conditions as the warrants comprised in the completed institutional placement.

Holders of shares who exercise all their rights may also be entitled to acquire additional ordinary shares in the Rights Offering if and to the extent that other shareholders do not exercise their rights. The Directors will also have the discretion to place any remaining shares from the Rights Offering to third parties on the same terms and conditions after fulfilling all subscriptions and over-subscriptions from shareholders.

A U.S. prospectus and an Australian prospectus for the Rights Offering are expected to be sent to shareholders on or about 8 April 2013. The Rights Offering will be made to shareholders in both the USA and Australia. The rights to be issued in the Rights Offering will not trade on the ASX or the NYSE MKT as the issue is non-renounceable.

On a fully subscribed basis, the Rights Offering would raise A$17.5 million (US$18.1 million), which together with the already completed placement, would represent a total raising of approximately A$20.2 million (US$20.1 million).

Samson intends to use the proceeds of both offerings to fund a portion of the Company's 2013 calendar year capital budget, which calls for drilling six infill development wells in the North Stockyard oilfield in Williams County, North Dakota, along with the first exploratory well in its South Prairie Project in Ward County North Dakota, as well as for general corporate purposes, working capital needs and possible future acquisitions.

About Samson Oil & Gas Limited

Samson’s ordinary shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's ADSs are traded on the New York Stock Exchange MKT under the symbol "SSN".  Each ADS represents 20 fully paid ordinary shares. Samson has a total of 2,101 million ordinary shares issued and outstanding, which would be the equivalent of 105 million ADSs.  Accordingly, based on the NYSE MKT closing price of US$0.65 per ADS on March 19th, 2013, the Company has a current market capitalization of approximately US$68 million.  Correspondingly, based on the ASX closing price of A$0.031 on March 19th, 2013, the Company has a current market capitalization of A$65 million.

For and on behalf of the board of
SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR
Managing Director

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any of Samson’s securities, nor shall there be any offer or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of the jurisdiction. The securities proposed to be issued in the Rights Offering will not be sold and offers to buy those securities will not be accepted until they are included in an effective registration statement filed with the U.S. Securities and Exchange Commission.

Statements made herein that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “intend”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, a copy of which is available at www.sec.gov/edgar/searchedgar/webusers.htm.